Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 6, 2008, except for the effects of the restatements described in Note 1 to the consolidated financial statements, which are as of July 30, 2008, relating to the financial statements, which appears in Toyota Motor Credit Corporation's Annual Report on Form 10-K/A Amendment No.2 for the year ended March 31, 2008.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Los Angeles, California
March 2, 2009